EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-234638) on Form S-3ASR of our reports dated February 22, 2022, with respect to the consolidated financial statements and financial statement schedule III of Four Corners Property Trust, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 22, 2022